Exhibit 99.1

Contacts:

Richard Powers

Daryl Messinger

Corgentech Inc.

WeissCom Partners

650-624-9600

415-999-2361

investors@corgentech.com

daryl@weisscom.net

CORGENTECH ANNOUNCES SECOND QUARTER 2004 FINANCIAL RESULTS

Management Will Host Conference Call at 5:00 p.m. Eastern

South San Francisco, Calif. – July 20, 2004 — Corgentech Inc. (NASDAQ: CGTK) today reported financial results for the second quarter and six months ended June 30, 2004.

“In the second quarter, we achieved important milestones with the development of our lead product candidate, edifoligide (E2F Decoy) for the prevention of bypass graft failure,” said John P. McLaughlin, Corgentech’s president and chief executive officer. “After reviewing the number of graft failures in the placebo group in the Phase III coronary artery bypass graft (CABG) trial (PREVENT IV), a key element in the powering of this trial, the Steering Committee recommended that the trial continue unchanged and that no additional patients need to be added. The Steering Committee also reported that no safety issues were identified.  Separately, the Centers for Medicare & Medicaid Services published a new ICD-9-CM procedure code, which we believe could bode well for future reimbursement of this therapy. We look forward to reporting Phase III results first for the peripheral bypass graft trial by the end of 2004 and then for the CABG trial in early 2005.”

“In May, as planned, we began a Phase I/II trial for the treatment of arterial-venous (AV) graft failure for patients with end-stage renal disease who require dialysis.  In addition, we continue to expand our product pipeline to address other major medical needs and indications, such as inflammatory diseases and cancer,” continued McLaughlin.

Second Quarter 2004 Financial Results

Revenue in the second quarter of 2004 was $10.6 million and was derived from the reimbursement of development costs and from the amortization of the initial non-refundable, up-front license payment of $25.0 million received from Bristol-Myers Squibb in connection with our collaboration to jointly develop and commercialize edifoligide (E2F Decoy). The company did not generate revenue in the second quarter of 2003.

Total operating expenses were $19.9 million in the second quarter of 2004, compared to $12.0 million in the second quarter of 2003. The increase in operating expenses was due to the initiation of a clinical trial in arterio-venous (AV) graft failure that began in May. In addition, we have continued to spend on our research pipeline in inflammatory disease and cancer, as well as on follow-up from our two Phase III clinical trials —one in coronary artery bypass graft surgery, the other in peripheral (i.e., in the leg) bypass graft surgery —for edifoligide (E2F Decoy).

For the second quarter of 2004, the net loss was $8.8 million, or $0.32 per share, versus a net loss of $11.9 million, or $6.07 per share, in the second quarter of 2003.

For the first six months of 2004, the company had revenue of $18.4 million and a net loss of $15.4 million, or $0.72 per share, compared to a net loss of $24.0 million, or $12.36 per share for the same period in 2003. The company did not have revenue in the first six months of 2003.

As of June 30, 2004, cash, cash equivalents and short-term investments were $139.4 million, compared to $152.4 million at March 31, 2004.

Financial Outlook for 2004

Corgentech is adjusting its expectations for a somewhat smaller net loss for the year to a range of $40 million to $45 million, from the prior estimated range of $45 million to $50 million.

We reaffirm the financial guidance for 2004 previously provided on April 29, 2004 of revenue between $25 million and $30 million and expect to end 2004 with cash and investments of approximately $100 million.

Conference Call Details

Corgentech will conduct a webcast conference call with the investment community at 5 p.m. EDT/ 2 p.m. PDT, today, July 20, 2004 to discuss the second quarter 2004 results, and to review the company’s progress and outlook. The call will be available via live audio broadcast over the Internet on the Corgentech website at www.corgentech.com from the Investor Information page. For those unable to participate via the Internet, a 24-hour replay will be available for seven days after the call by calling 1-(800) 642-1687(international dial: (706) 645-9291) and giving the following pass code: 8614556. The webcast will be available until the company’s next quarterly financial results conference call.

About Corgentech

Corgentech is a biopharmaceutical company engaged in the discovery, development and commercialization of a new class of therapeutics called transcription factor decoys, or TF decoys. We are creating a pipeline of novel therapeutics based on our proprietary TF decoy technology, focused initially on the treatment of cardiovascular disease, inflammatory disease, such as arthritis and dermatitis, and cancer.  For more information on the company and its technology, visit www.corgentech.com.

Forward-Looking Statements

This press release contains forward-looking statements, including without limitation all statements related to our clinical trials, product candidates and collaboration with Bristol-Myers Squibb.  Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “slated,” “goal” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the progress, timing and results of our clinical trials, intellectual property matters, difficulties or delays in obtaining regulatory approval, manufacturing our lead product candidate, competition from other pharmaceutical or biotechnology companies, our ability to obtain additional financing to support our operations and other risks detailed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Corgentech undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

~financial statements to follow~

Corgentech Inc.

Statements of Operations

(In thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Contract revenue	$10,635	$—	$18,384	$—
Operating expenses:
Research and development	16,552	10,845	28,659	21,981
General and administrative	3,374	1,164	5,813	2,225

Total operating expenses	19,926	12,009	34,472	24,206

Loss from operations	(9,291)	(12,009)	(16,088)	(24,206)
Interest and other income, net	459	99	691	218

Net loss	$(8,832)	$(11,910)	$(15,397)	$(23,988)

Basic and diluted net loss per common share	$(0.32)	$(6.07)	$(0.72)	$(12.36)

Shares used to compute basic and diluted net loss per common share	27,301,791	1,961,861	21,525,168	1,940,130

Corgentech Inc.

Condensed Balance Sheets

(In thousands)

	June 30, 2004	December 31, 2003
	(unaudited)	(Note)

Assets
Cash, cash equivalents and short-term investments	$139,439	$54,590
Other current assets	11,973	9,715

Total current assets	151,412	64,305

Property and equipment, net	2,599	2,278
Other assets, non-current	2,244	2,740

Total assets	$156,255	$69,323

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities	$17,722	$17,289
Long term obligations	12,547	16,520
Convertible preferred stock	—	114,332
Total stockholders’ equity (deficit)	125,986	(78,818)

Total liabilities, convertible preferred stock and stockholders’ equity	$156,255	$69,323

(Note): Derived from audited financial statements at that date.